Exhibit 99.1

Lapolla Industries Reports Record Second Quarter 2017 Earnings Results

Record Net Income for the Six Months Ended June 30, 2017

Houston, TX, July 31, 2017 - Lapolla Industries, Inc. (“Lapolla” or the “Company”)(OTCQX: LPAD), a Houston-based publicly traded manufacturer and global supplier of high performance spray foam insulation and roofing products, today announced its financial results for the second quarter of 2017.

Financial Highlights from Second Quarter 2017 compared to Second Quarter 2016:

- Net Income increased by 29.4%, exceeding $2.15 million.
- Spray foam sales increased 33.2% and overall sales increased by 30.7%, exceeding $26.25 million in revenue.
- Gross profit increased by 12.4%, to $6.87 million.

For the quarter ended June 30, 2017, Lapolla reported record earnings with Net Income exceeding $2.15 million, record revenue of $26.25 million, record gross profit of $6.87 million and record Adjusted EBITDA of $2.76 million.

“Our record second quarter results reflect the continued and steady execution of our business plan and model. Foam sales are up quarter over quarter by 33.2%. Coatings sales are also up 18.5% and overall sales are up over 30%, driving net income up almost 30% for the same period over period,” stated Douglas J. Kramer, Chief Executive Officer and President of Lapolla.

Financial Highlights for the Six Months Ended June 30, 2017 compared to the Six Months Ended June 30, 2016:

- Net Income increased by 42.8%, exceeding $3.56 million.
- Spray foam sales increased 21.4% and overall sales increased by 19.8%, exceeding $48.7 million in revenue.
- Gross profit increased by 11.8%, to $13.17 million.

For the six months ended June 30, 2017, Lapolla reported record earnings with Net Income exceeding $3.56 million, record revenue of $48.7 million, record gross profit of $13.17 million and record Adjusted EBITDA of $4.84 million.

Mr. Kramer further stated, “The growing acceptance of Spray Foam in the mainstream is evident. Supported by Lapolla’s focus on innovation, customer support and operational discipline, we will continue to differentiate our model in the marketplace. Lapolla intends to continue to drive innovation which helps support profit margin by creating value for the entire value chain. For example, as a result of Lapolla’s innovation of ultra-high yield / high performance products, we are now moving closer to reducing the cost gap between foam and traditional insulation materials.”

About Lapolla Industries, Inc.
Lapolla Industries, Inc. (LPAD) is a global supplier and manufacturer of spray polyurethane foam for insulation and roofing applications, reflective roof coatings and equipment. Based in Houston, Texas, the Company’s building envelope and roofing product solutions are designed to reduce energy consumption in the building environment, across the residential, commercial and industrial sectors, in both new construction and retrofits. Visit Lapolla Industries at www.lapolla.com for more information.

For further information regarding Lapolla’s Three and Six Months Ended June 30, 2017 financial results, including Adjusted EBITDA, and a reconciliation of Adjusted EBITDA to net income or loss for Three and Six Months Ended June 30, 2017 and 2016, respectively (see below), refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Lapolla’s SEC filings, including, but not limited to, its quarterly report on Form 10-Q available at www.lapolla.com.

Forward Looking Statements
Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, adverse economic conditions and their effect on demand for foams and coating; adverse effects of fluctuations in sales; intense competition from competitors that are better established and have significantly greater resources than us; our dependence on a few large suppliers for a large portion of materials required for production and sales of our products; loss or departure of key personnel; market acceptance of our existing and new products; unanticipated increases in raw material prices or disruptions in supply; restrictive loan covenants and/or our ability to repay or refinance debt under our credit facilities; operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk; the fact that our chairman controls a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from those of other stockholders; future sales of large blocks of our common stock, which may adversely impact our stock price; and the liquidity and trading volume of our common stock. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Corporate Contact:
Michael T. Adams, VP
Phone: 281-219-4700
Email: IR@lapolla.com

Results of Operations

Summary

The following table presents selected financial and operating data derived from the audited financial statements of the Company as of the dates and for the periods indicated. In addition, the table presents our unaudited non-GAAP financial measures, EBITDA and Adjusted EBITDA, and includes our reconciliation to net income or loss, its most directly comparable financial measure calculated and presented in accordance with GAAP. The table is presented in thousands.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Summary of Overall Results of Operations:
Sales	$26,255	$20,091	$48,799	$40,730
Operating Income	2,406	1,682	3,969	3,079
Other (Income) Expense	(3)	(29)	69	471
Net Income	2,155	1,665	3,564	2,496
EBITDA	$2,570	$2,383	$4,257	$3,975
Adjusted EBITDA	$2,759	$2,682	$4,837	$4,538

Reconciliation of EBITDA and Adjusted EBITDA to Net Income:
Net Income	$2,155	$1,665	$3,564	$2,496
Additions:
Interest Expense	56	304	117	626
Interest Expense - Related Party	0	183	0	366
Interest Expense - Amortization of Discount	0	45	0	90
Income Tax Expense	254	46	336	112
Depreciation	48	70	119	142
Amortization of Other Intangible Assets	57	70	121	143
EBITDA	$2,570	$2,383	$4,257	$3,975
Additions:
Share Based Compensation (1)	167	247	507	465
Property Tax Expense	22	52	73	98
Adjusted EBITDA	$2,759	$2,682	$4,837	$4,538
____
(1) Represents non-cash share-based compensation expense for the periods then ended.

Non-GAAP Financial Measures

To supplement our financial statements presented on a GAAP basis, we disclose non-GAAP measures as EBITDA and Adjusted EBITDA because management uses these supplemental non-GAAP financial measures to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals and forecasts that are used in allocating resources. In addition, we believe many investors use these non-GAAP measures to monitor the Company’s performance. Our presentation includes these non-GAAP financial measures, and a reconciliation of EBITDA and Adjusted EBITDA to the GAAP measures most directly comparable thereto. The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. The non-GAAP financial measures of EBITDA and Adjusted EBITDA should not be considered as an alternative to net income or loss or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and is defined differently by different companies, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

EBITDA - We define EBITDA as earnings or loss before interest, income taxes, depreciation and amortization.

Adjusted EBITDA - Adjusted EBITDA is defined as EBITDA increased by total share based compensation, property taxes, and loss on debt extinguishment.

The Company believes that presenting EBITDA and Adjusted EBITDA, in addition to the corresponding GAAP financial measures, provides investors greater transparency to the information used by management for financial and operational decision-making and allows investors to see the Company’s results "through the eyes" of management. We further believe that providing this information assists investors in understanding the Company’s operating performance and the methodology used by management to evaluate and measure such performance.

We recognize that the usefulness of EBITDA and Adjusted EBITDA as an evaluative tool may have certain limitations, including:

•
EBITDA and Adjusted EBITDA do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and impacts our ability to generate profits and cash flows. Therefore, any measure that excludes interest expense may have material limitations;

•
EBITDA and Adjusted EBITDA do not include depreciation and amortization of other intangible assets expense. Because we use capital assets, depreciation and amortization of other intangible assets expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation and amortization of other intangible assets expense may have material limitations;

•
EBITDA and Adjusted EBITDA do not include provision for income taxes. Because the payment of income taxes is a necessary element of our costs, any measure that excludes income tax expense may have material limitations;

•	EBITDA and Adjusted EBITDA do not reflect capital expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs.